UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 1, 2010 Date of Report (Date of earliest event reported)

Cadence Financial Corporation

(Exact Name of Registrant as Specified in Charter)

Mississippi	1-15773	64-0694755
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 East Main Street Starkville, Mississippi 39759

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (662) 343-1341

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective as of January 1, 2010, the Board has suspended, on an indefinite basis, all director compensation. Such compensation consisted of a $14,400 retainer, $1,000 for each meeting of the executive committee attended and $900 for each meeting attended of all other committees of the Board of which such director was a member. The outside lead director, as well as the committee chairmen for the audit, compensation and nominating and corporate governance committees, received additional retainers of $4,000 and the committee chairman of the compliance committee received an additional retainer of $2,000.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) On January 6, 2010, Cadence Financial Corp. (the “Company”) received a letter, dated December 19, 2009, from James D. Graham announcing his resignation from the Company’s board of directors (the “Board”). Prior to his resignation, Mr. Graham served on the following committees of the Board: Audit Committee, Compensation Committee and Trust Investment Committee. In such letter, Mr. Graham implies his dissatisfaction with the direction of the Company. The Board does not expect to fill Mr. Graham’s seat on the Board.

(b) On January 6, 2010, the Company received a letter from Dan R. Lee announcing his resignation from the Board effective immediately. The Board does not expect to fill Mr. Lee’s seat on the Board.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit

99.1	Letter of resignation of James D. Graham

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CADENCE FINANCIAL CORPORATION (Registrant)

Date: January 6, 2010	By:	/s/ RICHARD T. HASTON
Richard T. Haston Executive Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Document Description

99.1	Letter of resignation of James D. Graham